Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Shares of common stock, par value $0.0001 per share(3)	30,000,000	0.81	24,300,000	2,252.61
Total			$24,300,000	$2,252.61

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share is $0.81, which is the average of the high and low prices of shares of the Registrant’s common stock on the OTCQB on September 1, 2022 (such date being within five business days of the date of the initial filing of this Registration Statement with the U.S. Securities and Exchange Commission.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.